This ASSIGNMENT AGREEMENT is dated for reference November 26,2004 (M198 - Release No. 1)

BETWEEN:

MAXXCAPP CORPORATION, a body corporate which maintains an office located at Suite 302-2031 McCallum Road, Abbotsford, BC, V2S 3N5.

(hereinafter referred to as "the Assignor")
OF THE FIRST PART

AND:

0709355 B.C. LTD., a British Columbia company (Incorporation No. BC0709355) which has its registered and records office located at Suite 107 - 20644 Eastleigh Crescent, Langley, British Columbia, V3A 4C4.

(hereinafter referred to as "the Assignee")
OF THE SECOND PART

A. WHEREAS by the contract (as hereinafter defined) the Assignor has agreed to purchase Berg's shares (as hereinafter defined). [illegible]

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $5 now paid by the Assignee to the Assignor (the sufficiency and receipt of which is hereby acknowledged by the Assignor), and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the participants hereby agree each with the other as follows:

ARTICLE 1 -- DEFINITIONS AND INTERPRETATION

1.01 "Contract" means the Share Purchase and Sale Agreement dated for reference September 2, 2004 between Earl Gilbert Berg and Cindy Lou Berg (as vendor) and the Assignor (as purchaser) for the sale by the vendor to the Assignor of the shares.

1.02 "Berg's Shares" means 3,187 Class A preferred shares, 1,254 Class B preferred shares, and 850 common shares in the capital stock of Samlex America Inc., a British Columbia company (Incorporation No. BC0403881).

1.03 Where a word or an expression is defined in this Agreement, other parts of speech and grammatical forms of the same word or expression have corresponding meanings. The words and expressions defined in this article shall have the meanings herein set out throughout this Agreement irrespective of whether they are printed in a bold font or otherwise emphasized, and irrespective of whether the first letter of each appears in upper case or lower case type.

1.04 The headings contained in this Agreement and in any annexures to it are not intended to be complete or accurate descriptions of the content of the articles or the paragraphs to which they relate, and do not affect the interpretation of this Agreement or define, limit or construe the contents of any provision of it.

1.05 Wherever the singular or the masculine pronoun is used in this Agreement, the same shall be construed to mean the plural, or the feminine, or the body politic or corporate, where the context in which this term is found within this Agreement or the circumstances to which the provisions of this Agreement are to be applied shall reasonably admit or require.

13. Term and Termination.
Unless earlier terminated as provided below, the term of this Agreement shall commence November 01, 2000 and shall continue until November 01, 2010. At the end of the term, the Agreement shall continue until terminated by either party on at least twelve months prior notice.

A. Manufacturer may terminate at any time by written notice given to Distributor not less than twelve months prior to the effective date of such notice in the event Manufacturer decides to terminate all outstanding distributor agreements for Manufacturer's Products and to offer a new or amended form of distributor agreement.

B. Manufacturer may terminate this Agreement upon notice to Distributor, upon the failure of Distributor to fulfill or perform the duties, obligations or responsibilities of Distributor in this Agreement, which failure is not cured with 120 days written notice from Manufacturer.

14. Obligations on Termination.

A. All amounts owing by Distributor to Manufacturer shall, notwithstanding prior terms of sale, become immediately due and payable;

B. All unshipped orders shall be cancelled without liability of either party to the other;

C. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Manufacturer or Distributor or for any other reason whatsoever growing out of such termination.

15. Acknowledgments.
Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (3) that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

16. Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

17. Assignment.
Distributor may assign this Agreement with the prior express written approval of Manufacturer, which may not be unreasonably withheld by Manufacturer.

Initial

6. Distributor's General Duties.
A. Distributor shall maintain a place of business in the Territory, including suitable showroom facilities to display Manufacturer's Products. Distributor shall provide maintenance service on Manufacturer's Products sold in the Territory.

B. Distributor shall hire sales personnel or appoint representatives to introduce, promote, market and sell Manufacturer's Products in the Territory.

7. Advertising Policies.
Nothing herein shall prevent Distributor from independently advertising and marketing the Manufacturer's Products within the Territory.

8. Product Warranty Policies.
In the event that any of Manufacturer's Products are proved to Manufacturer's satisfaction to have been defective at time of sale to Distributor, Manufacturer will make an appropriate adjustment in the original sales price of such product or, at Manufacturer's election, replace the defective product. MANUFACTURER MAKES NO WARRANTY TO DISTRIBUTOR WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. Indemnification.
A. Manufacturer agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Manufacturer's Products existing at the time such product is sold by Manufacturer to Distributor.

B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Manufacturer's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer's Products that exceeds Manufacturer's limited warranty

10. Order Processing and Returns.
A. Manufacturer will employ its best efforts to fill Distributor's orders promptly on acceptance.

B. Except for Manufacturer's products that are defective at the time of sale to Distributor, Manufacturer shall not be obligated to accept any of Manufacturer's Products that are returned.

11. Use of Manufacturer's Name.
Distributor may utilize Manufacturer's name, trademarks or logos in advertising on stationery and business cards. Distributor may not utilize the Manufacturer's name, trademarks or logos on products that are not manufactured by the Manufacturer.

12. Relationship of the Parties.
The relationship between Manufacturer and Distributor is that of vendor and vendee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Manufacturer. Neither Distributor nor Manufacturer shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

Initial